Exhibit 99.1

                              CareAdvantage, Inc.

                              485-C Route 1 South
                            Iselin, New Jersey 08830

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                10-K December 31, 2001



                                 March 28, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-0408

RE: Letter to Commission Pursuant to Temporary Note 3T

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Care Advantage Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.


                                        Very truly yours,



                                        /s/ R. Christopher Minor
                                        R. Christopher Minor,
                                        Senior Vice President and CFO

                                        CareAdvantage Inc.